Exhibit 99.1

Xoom Stockholders Approve Planned Acquisition

SAN FRANCISCO, Calif., September 4, 2015 — Xoom Corporation (NASDAQ: XOOM), a leading digital money transfer provider, today announced that Xoom stockholders voted to approve the previously announced definitive agreement, dated as of July 1, 2015, pursuant to which PayPal, Inc. will acquire Xoom. At a special meeting held earlier today, approximately 95.17% of Xoom shares represented at the meeting were voted in favor of the agreement.

Pursuant to the agreement, PayPal will acquire Xoom for $25 per share in cash, without interest and less any applicable withholding taxes. The transaction remains subject to the satisfaction or waiver of customary closing conditions and the receipt of certain regulatory consents relating to Xoom’s money transmitter licenses.

About Xoom

Xoom is a leading digital money transfer provider that enables consumers to send money, pay bills and send prepaid mobile phone reloads for family and friends around the world in a secure, fast and cost-effective way, using their mobile phone, tablet or computer. During the 12 months ended June 30, 2015, Xoom’s more than 1.4 million active customers sent approximately $6.9 billion with Xoom. The company is headquartered in San Francisco and can be found online at www.xoom.com.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Xoom, including statements that involve risks and uncertainties concerning PayPal’s proposed acquisition of Xoom. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Xoom, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the potential effects of disruption to Xoom’s business from the pending Merger, and the possibility that Xoom may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Xoom. In addition, please refer to the documents that Xoom files with the SEC which identify and address other important factors that could cause results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Except as required by applicable law, Xoom does not undertake any duty to update any of the information in this document.

(Xoom-f)

Contacts:

Sharrifah Al-Salem, CFA

Director of Investor Relations

415-660-1256

IR@xoom.com